SUBSIDIARIES OF THE REGISTRANT


                                   EXHIBIT 21

         The following is the subsidiary of First Federal of Olathe Bancorp, Inc. following the Conversion.


Name                                                            Ownership
----                                                            ---------
First Federal Savings and Loan Association of Olathe            100% Owned